EXHIBIT 10.1

Execution Version
Employment Agreement
This Employment Agreement (the “Agreement”) is made and entered into as of July 25, 2017, by and among Joseph V. Chillura (the “Executive”), Valley National Bancorp, a New Jersey corporation (the “Corporation”), and Valley National Bank, a national banking association (the “Bank”). The Corporation, the Bank and the Executive are collectively referred to hereinafter as the “Parties” and each individually as a “Party”.
WHEREAS, the Corporation and the Bank desire to employ the Executive on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to be employed by the Corporation and the Bank on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the Parties agree as follows:

1.
Term. The Executive’s employment hereunder shall be effective as of the date (the “Effective Date”) of the closing of the merger (the “Merger”) provided for in that certain Agreement and Plan of Merger, dated as of July 25, 2017, between the Corporation and USAmeriBancorp, Inc. (the “Merger Agreement”) and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement. If the Merger Agreement terminates for any reason before the Merger becomes effective, this Agreement will terminate and be of no further force and effect and there will be no liability of any kind under this Agreement. The period during which the Executive is employed by the Bank hereunder is hereinafter referred to as the “Employment Term”.

2.	Position and Duties.

2.1
Position. During the Employment Term, the Executive shall serve as the Regional President of Florida West Coast (Tampa to Naples) and Alabama division of the Bank with officer title of Executive Vice President, reporting to the Chief Lending Officer, Senior Executive Vice President, currently Thomas Iadanza. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Chief Lending Officer, Senior Vice President,

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which duties, authority and responsibility are consistent with the Executive’s position.

2.2
Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the board of directors of the Bank (the “Board”). Notwithstanding the foregoing, the Executive will be permitted to, with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed), act or serve as a director, trustee, committee member or principal of any type of for-profit business or civic or charitable organization as long as such activities are disclosed in writing to the Bank and do not interfere or conflict with the performance of the Executive’s duties and responsibilities to the Bank as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof. The Executive has received prior written consent from the President of the Bank or the Bank Board to serve the for-profit businesses and civic or charitable organizations identified in Exhibit A hereto.

3.
Place of Performance. The principal place of the Executive’s employment shall be the Bank’s offices in the Tampa/Clearwater offices; provided that, the Executive may be required to travel on Bank business during the Employment Term.

4.	Compensation.

4.1
Base Salary. The Bank shall pay the Executive an annual rate of base salary of $510,000 in periodic installments in accordance with the Bank’s customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the executive management, consisting of the CEO, the President of the Bank and the President of the Corporation (“Executive Management”) and Executive Management may, but shall not be required to, adjust the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2
Annual Bonus. For each calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus in cash (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the discretion of Executive Management .

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4.3
Equity Awards. During the Employment Term, the Executive shall be eligible to receive annual equity awards under the Corporation’s 2016 Long-Term Stock Incentive Plan (the “2016 LTIP”) or any successor plan, as recommended by the Executive Management and determined by the Compensation Committee of the Corporation.

4.4
Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be eligible to receive fringe benefits and perquisites as are available to other similarly situated executive officers of the Bank as determined by the Executive Management.

4.5
Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in employee 401(k), life, health and disability benefit plans, practices and programs maintained by the Corporation and the Bank as in effect from time to time as determined by the Executive Management, subject to necessary Board of Directors oversight or approval (collectively, “Employee Benefit Plans”). The Bank and Executive Management reserve the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6
Vacation; Paid Time-off. During the Employment Term, the Executive shall be entitled to receive paid vacation days per calendar year (prorated for partial years) in accordance with the Bank’s vacation policies for its senior executive officers as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Bank’s policies for senior executive officers as such policies may exist from time to time.

4.7
Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Bank that is subject to recovery under the Bank’s or the Corporation’s clawback policies then in effect and any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such policy, law, government regulation or stock exchange listing requirement.

4.8	Expense Reimbursement. The Executive shall be reimbursed by the Bank for all reasonable travel, entertainment and other expenses incurred during the course of

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performing his obligations under this Agreement upon substantiation of such expenses in accordance with the applicable policies and procedures of the Bank.

5.
Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Bank or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either Party shall be required to give the other Party written notice of termination of the Executive’s employment in accordance with Section 5.4 and Section 5.5 of this Agreement. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Bank or any of its affiliates.

5.1    Termination For Cause or Without Good Reason.

(a)
The Executive’s employment hereunder may be terminated by the Bank for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Bank for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)
any accrued but unpaid Base Salary and accrued but unused vacation days, which shall be paid within one (1) week following the Termination Date (as defined below) in accordance with the Bank’s customary payroll procedures;

(ii)
any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that if the Executive’s employment is terminated by the Bank for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

(iii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Bank’s expense reimbursement policy; and

(iv)
such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Bank’s employee benefit plans as of the Termination Date; provided that in no event shall the Executive be entitled to any payments in the nature of

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severance or termination payments except as specifically provided herein.
Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(b)	For purposes of this Agreement, “Cause” shall mean:

(i)	the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	the Executive’s willful failure to comply with any valid and legal directive of the Executive’s supervisor, the President of the Bank or the Board;

(iii)	the Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, injurious to the Bank or its affiliates;

(iv)	the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Bank;

(v)
the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or

(vi)	any material failure by the Executive to comply with the Bank’s written policies or rules as may be in effect from time to time during the Employment Term.
Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have thirty (30) business days from the delivery of written notice by the Bank within which to cure any acts constituting Cause; provided, however, that if the Bank reasonably expects irreparable injury from a delay of thirty (30) business days, the Bank may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, or may take other action, which may include the termination of the Executive’s employment without notice and with immediate effect. The Bank may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. This will not constitute Good Reason.

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(c)	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)	a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executive officers in substantially the same proportions; or

(ii)	a relocation of the Executive’s principal place of employment by more than twenty-five (25) miles.
The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Bank of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Bank has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not give notice of the termination of his employment for Good Reason within thirty (30) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2
Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Bank without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s continued compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and his execution of a release of claims in favor of the Corporation and the Bank, its affiliates and their respective officers and directors in substantially the form attached hereto as Exhibit B (the “Release”) and such Release becoming effective within thirty (30) days following the Termination Date (such thirty (30) day period, the “Release Execution Period”), the Executive shall be entitled to receive his normal Base Salary payments that the Executive would have earned had he remained employed until the greater of (i) twelve (12) months from the Termination Date, and (ii) the end of the Employment Term. In the event the Executive’s employment is terminated by the Executive for Good Reason or by the Bank without Cause on or within one (1) year following a change in control of the Corporation or the Bank (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), the Executive shall instead be entitled to receive, within sixty (60) days of such termination, a lump sum payment equal to the greater of: (i) twenty-

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four (24) months of his normal Base Salary payments; or (ii) his normal Base Salary payments that the Executive would have earned had he remained employed until the end of the Employment Term. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2016 LTIP and the applicable award agreements. In the event that the Executive violates the provisions of Section 6, Section 7, Section 8 or Section 9 of this Agreement, the Corporation and the Bank may cease making the payments due to the Executive pursuant to this Section 5.2.

5.3	Death or Disability.

(a)
The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Bank may terminate the Executive’s employment on account of the Executive’s Disability.

(b)
If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive only the Accrued Amounts.

(c)	Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with Federal and state law.

(d)
For purposes of this Agreement, Disability shall mean the Executive is entitled to receive long-term disability benefits under the Bank’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

5.4
Notice of Termination. Any termination of the Executive’s employment hereunder by the Bank or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other Party hereto in accordance with Section 23. The Notice of Termination shall specify:

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(a)	The termination provision of this Agreement relied upon;

(b)	To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)	The applicable Termination Date.

5.5	Termination Date. The Executive’s Termination Date shall be:

(a)	If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)	If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)	If the Bank terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)
If the Bank terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered;

(e)
If the Executive terminates his employment hereunder (i) without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than sixty (60) days following the date on which the Notice of Termination is delivered, (ii) with Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered, plus, if applicable, an additional thirty (30) days during which the Corporation shall have the right to cure as provided in Section 5.1(c) hereof; provided that, in either case, the Bank may waive all or any part of the notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Bank; and

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Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.6
Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Bank or any of its affiliates.

6.
Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Bank in connection with matters arising out of the Executive’s service to the Bank; provided that the Bank shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Bank shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

7.	Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information as defined below.

7.1	Confidential Information Defined.

(a)	Definition.
For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: regulatory reports, examinations and agreements, business processes, practices, methods, policies, plans, documents, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, records, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, market studies, sales information, revenue, costs, product plans, customer information, customer lists, client information and client lists of the Bank or its businesses or any

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existing or prospective customer, supplier, investor or other associated third party or of any other person or entity that has entrusted information to the Bank in confidence.
The Executive understands that the above list is not exhaustive and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Bank as if the Bank furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)	Disclosure and Use Restrictions.
The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Bank) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Bank and, in any event, not to anyone outside of the direct employ of the Bank except as required in the performance of the Executive’s authorized employment duties to the Bank (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Bank, except as required in the performance of the Executive’s authorized employment duties to the Bank (and then, such disclosure shall be made only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.
The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after

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he begins employment by the Bank) and shall continue during and after his employment by the Bank until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

8.	Restrictive Covenants.

8.1
Acknowledgment. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Bank. The Executive understands and acknowledges that the intellectual services he provides to the Bank are unique, special or extraordinary.

The Executive further understands and acknowledges that the Bank’s ability to reserve these for the exclusive knowledge and use of the Bank is of great competitive importance and commercial value to the Bank, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2
Non-competition. Because of the Bank’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the two (2) year period thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Bank, for any reason or no reason and whether employment is terminated at the option of the Executive or the Bank, the Executive agrees and covenants not to engage in Prohibited Activity (as defined below) or become employed with an entity which engages in Prohibited Activity within fifty (50) miles of any location(s) in which the Corporation or the Bank has banking or other offices or has filed an application for regulatory approval to establish an office.

For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in any business in which the Bank or any of its subsidiaries is currently engaged in (the “Bank Business”). Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

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Nothing contained herein shall prohibit the Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

8.3
Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Bank during a period of two (2) years, to run consecutively, beginning on the last day of the Executive’s employment with the Bank.

8.4
Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Bank, he will have access to and learn about much or all of the Bank’s customer information. “Customer information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses and other information identifying facts and circumstances specific to the customer and relevant to the Bank Business.

The Executive understands and acknowledges that loss of this customer information and any customer relationships and/or goodwill will cause significant and irreparable harm.
The Executive agrees and covenants, during a period of two (2) years, to run consecutively, beginning on the last day of the Executive’s employment with the Bank, not to directly or indirectly solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Bank’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Bank. The Corporation and the Bank agree that their executive officers will not at any time disparage the Executive or engage in conduct resulting in, or likely to result in, damage to the business or professional reputation of the Executive.

9.
Non-disparagement. The Executive agrees and covenants that he will not, at any time, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its businesses, or any of its employees, officers, existing and prospective customers, suppliers, investors or other associated third parties.

10.	Additional Payment. The Bank will pay or cause USAmeriBank to pay a lump sum of $2,326,299 to the Executive immediately prior to the Effective Date representing the amount

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Executive would be entitled to as Severance Pay and as the value of the COBRA Benefits under the Change in Control Plan in consideration of (i) the Executive’s release and waiver of the rights he possesses under the USAmeriBancorp, Inc. Executive Change in Control Severance Plan and related Participation Agreement, between USAmeriBancorp, Inc. and the Executive (collectively, the “Change in Control Plan”) as set forth in Section 12 of this Agreement and (ii) the agreements and covenants of the Executive set forth in Section 7, Section 8 and Section 9 of this Agreement.

11.
Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Bank are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Bank’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Bank.

The Executive further acknowledges that the amount of his compensation and the payments set forth in Section 10 of this Agreement reflect, in part, his obligations and the Bank’s rights under Section 7, Section 8 and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or the Bank’s enforcement thereof.

12.
Waiver and Release of Rights under Change in Control Plan. In consideration of the benefits this Agreement confers upon the Executive and his employment by the Bank and conditioned upon the Bank’s performance in all material respects of its obligations under this Agreement, the Executive agrees to release and waive any and all rights he possesses under the Change in Control Plan effective immediately prior to the effective time of the Merger on the Effective Date. This waiver and release will remain in effect despite the discovery or existence of any new additional fact or any fact different from that which the Executive now knows or believes to be true. The Executive acknowledges the receipt and sufficiency of the consideration provided, that he has read this release and understands its terms, conditions, and comprehensive scope. This release is the Executive’s free act and deed, and the Executive has not been compelled to sign it by economic hardship or any other form of duress.

13.	Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Bank shall

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be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.

14.
Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a state or Federal court located in the State of Florida. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.
Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Bank pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by any executive officer of the Bank. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

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The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement (including, without limitation, Section 8 hereof) in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.
The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

18.
Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.
Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, including, without limitation, Section 8 hereof, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21.	Section 409A.

21.1
General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be

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treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. To the extent that the Release Execution Period spans two tax years of the Executive, then no payments will be made until the later of (1) the end of the revocation period or (2) the first business day of the second tax year, unless an applicable exemption under Section 409A applies. Notwithstanding the foregoing, the Bank makes no representations or warranties that the payments and benefits provided under this Agreement will comply with Section 409A and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

21.2
Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then solely to the extent necessary to comply with Section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”) or, if earlier, on the Executive’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

21.3	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

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(c)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22.
Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. If the Executive dies while he is entitled to payments under Section 5.2 of this Agreement, the payments shall continue to be made to his spouse or if he has no spouse at the time of his death, his estate. The Bank may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank. This Agreement shall inure to the benefit of the Bank and its permitted successors and assigns.

23.
Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the Parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice):

If to the Corporation or the Bank:
Valley National Bank
1455 Valley Road
Wayne, New Jersey 07470
Attn: Ira Robbins, President
If to the Executive:
Joseph V. Chillura
2924 West Villa Rosa Park
Tampa, Florida 33611

24.	Representations of the Executive. The Executive represents and warrants to the Bank that:

24.1
The Executive’s acceptance of employment with the Bank and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

24.2
The Executive’s acceptance of employment with the Bank and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

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25.
Withholding. The Bank shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26.
Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

27.
Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
VALLEY NATIONAL BANCORP

By /s/ Rudy Schupp
Name:    Rudy Schupp
Title: President
VALLEY NATIONAL BANK

By /s/ Ira Robbins
Name: Ira Robbins
Title: President
THE EXECUTIVE

Signature: /s/ Joseph V. Chillura
Print Name: Joseph V. Chillura

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EXHIBIT A
PERMITTED OUTSIDE ACTIVITIES

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EMPLOYMENT AGREEMENT
EXHIBIT B
DRAFT RELEASE AGREEMENT

THIS RELEASE AGREEMENT (“Release Agreement”) is made and entered into by and between Valley National Bancorp, a New Jersey corporation, Valley National Bank, a national banking association (collectively, or individually, the “Employer”) and [ ] (the “Executive”).
WHEREAS, the Employer and the Executive have entered into an Employment Agreement dated [___________, 2017] (“Employment Agreement”); and
WHEREAS, the Employment Agreement provides for certain consideration to be provided to the Executive upon the occurrence of certain events set forth in Section 5 of the Employment Agreement, which is conditioned upon the Executive executing a release of claims in favor of the Employer, its affiliates and their respective officers and directors in the form provided by the Bank.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, Employer and Executive agree as follows:
1.    Executive and Employer acknowledge and agree that Executive’s receipt of the consideration as set forth in Section 5 of the Employment Agreement is contingent upon the Executive’s execution of this Release Agreement.
2.    Executive further acknowledges his continuing obligations under the terms of the Employment Agreement, including, but not limited to, the ongoing duties and obligations set forth in Section 6, Section 7, Section 8 and Section 9 of the Employment Agreement and the additional sections enforcing those terms.
3.    (a)    Executive hereby irrevocably and unconditionally releases, remits, acquits and discharges Employer, its past and present parents, subsidiaries, affiliates, and divisions, and its

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and their past and present officers, directors, attorneys, accountants, shareholders, employees and agents as well as any benefit plans and the trustees, fiduciaries, and administrators of those plans, and all successors and assigns of any of the foregoing (hereinafter referred to as “Releasees”) jointly and individually, from any and all claims, known or unknown, civil or criminal, vested or contingent, which Executive, Executive’s heirs, successors or assigns have or may have against Releasees to the date of this Release Agreement, and from any and all liability which Releasees have or may have to Executive whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, to the date of this Agreement and Release.
(b)     The claims released by Executive include, but are not limited to, any claims of failure to accommodate a disability or religion, retaliation, harassment or discrimination (for example, on the basis of age, sex, race, religion, disability, sexual orientation, or national origin) under any federal, state or local law, rule or regulation, including, but not limited to the Americans with Disabilities Act (“ADA”); the Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act (also known as “WARN”); the Age Discrimination in Employment Act of 1967 (“ADEA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Family and Medical Leave Act (“FMLA”); the Equal Pay Act; Title VII of the Civil Rights Act of 1964; the Fair Credit Reporting Act; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Civil Rights Act; the Florida Civil Rights Act; the Florida Whistleblower Protections; the Alabama Age Discrimination in Employment Act; the Workers’ Compensation Law of Alabama Ala. Code; the United States, New Jersey, Florida, or Alabama Constitutions; and/or any other federal, state or local statutes, laws, rules and regulations pertaining to employment, as well as any and all claims under state or federal contract or tort law including wrongful or constructive discharge, breach of contract, breach of a covenant of good faith and fair dealing, emotional distress, promissory estoppel, violation of public policy, or for any other compensation or benefits (except vested benefits, claims for reported and incurred but unreported events under welfare benefit plans, insurance continuation and coverage conversion rights required to be offered under applicable law). Executive understands that this release includes known and unknown claims.

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(c)    Executive certifies that as of the date this Release Agreement is signed, he has received all compensation, wages, overtime pay, bonuses, commissions, and/or benefits to which he may be entitled and has reported all accidents, injuries or known illnesses relating to or arising from his employment with Employer. Executive further certifies that as of the date this Release Agreement is signed, Executive has been granted any leave to which Executive was entitled under federal, state or local leave or disability accommodation laws.

(d)    This Release Agreement does not affect Executive’s rights, if any, to vested benefits, including under any tax-qualified retirement plan, to benefits (including benefits related to reported and incurred but unreported claims) under welfare benefit plans, insurance continuation and coverage conversion rights required to be offered under applicable law, to rights as a depositor, debtor or customer, or to rights as a shareholder, and nothing in this paragraph is intended, nor shall be construed, to release future claims arising after the date of execution of this Release Agreement. However, in all other respects it is understood and agreed that pursuant to this Release Agreement Executive has waived and released any and all other claims against any of the Releasees relating in any way to his employment with Employer.
4.     Executive further agrees that he has not initiated and will not initiate any complaint, lawsuit or charge against Releasees seeking any personal recovery or personal injunctive relief with respect to any matter in any way arising out of his employment with Employer. Executive further agrees that he will not voluntarily participate in any action, charge, claim or complaint initiated or pursued by any individual, partnership, corporation or any other entity against the Releasees with respect to any matter in any way arising out of his employment with Employer, except as required by court order, subpoena, governmental agency or other judicial or arbitration process.
5. Nothing in paragraphs 3 (release), 4 (covenant not to sue) or 5 (confidentiality of agreement) of this Release Agreement or Sections 6 (Cooperation) or 9 (Nondisparagement) of the Employment Agreement shall prohibit Executive from (a) bringing an action to enforce the terms of this Release Agreement; (b) filing a timely charge or complaint with, or providing information to, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent

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state or local agency; (c) participating in any investigation or proceeding conducted by the EEOC or equivalent agency regarding any claim of employment discrimination (although as to (b) and (c) and noted above Executive has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint); or (d) initiating or engaging in communication with, responding to any inquiry from, or otherwise providing information to the SEC or any other federal or state regulatory, self-regulatory, or enforcement agency or authority regarding securities law violations, other possible violations of federal law or regulation including under the whistleblower provisions of federal law or regulation and receiving a a whistleblower award.
6.    Executive agrees not to divulge the terms of this Release Agreement to anyone except his attorney, accountant, and immediate family members or spouse, except as required by law. To the extent that he does divulge the terms of this Release Agreement to such persons, he will advise them that they must not divulge the terms of this Release Agreement.
7.    Executive further acknowledges that the only consideration for signing this Release Agreement is as set forth in this Release Agreement and his Employment Agreement; that the consideration received for executing this Release Agreement is greater than that to which he would otherwise be entitled; that no other promise or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Release Agreement; and that except as specifically set forth herein or in the Employment Agreement, Executive is not entitled to additional payments under any Employer policy or plan.
8.    Executive understands and acknowledges that, pursuant to the Older Workers Benefit Protection Act (“OWBPA”) and the Age Discrimination in Employment Act (“ADEA”), Executive shall be provided up to twenty-one (21) days to review and consider this Release Agreement before signing. If Executive voluntarily elects to sign this Release Agreement prior to the expiration of twenty-one (21) days, Executive waives any and all claims under the OWBPA and the ADEA based on not waiting the full twenty-one days.
9.    Executive further acknowledges that he is competent to execute this Release Agreement, has been given at least twenty-one (21) days to consider this Release Agreement and has been advised that he should, and has been given the opportunity to, consult an attorney

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of his own choosing; and that he fully understands the meaning and intent of this Release Agreement and enters into it freely, voluntarily and without duress or coercion.
10.    By this Release Agreement, the parties do not admit misconduct or violation of any federal or state law or regulation or any Releasees’ policy or procedure. Accordingly, this Release Agreement shall not be admissible in any proceeding as evidence of any admission by the Executive or Releasees, except that the Release Agreement may be introduced in any proceeding to enforce the Release Agreement or the terms of the Employment Agreement.
11.    If any provision of this Release Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications and to this end the provisions of this Release Agreement are declared to be severable; provided, however, that upon a finding by a court of competent jurisdiction that the waiver and release contained in paragraph 3 above is invalid or unenforceable in any way, Executive agrees, upon request by Employer, to promptly execute a waiver and release of comparable scope that is valid and enforceable.
12.    This Release Agreement shall be construed under the laws of the State of Florida and shall not be interpreted strictly for or against any party.
13.    It is understood and agreed that this Release Agreement shall not be effective or enforceable for a period of seven (7) days following execution by Executive, and Executive may revoke this Release Agreement for any reason during this seven (7) day period by delivering written notice of revocation to the Employer at 1455 Valley Road, Wayne, New Jersey 07470. It is further understood and agreed that no payments will be made to Executive hereunder until after the seven (7) day revocation period has ended.
I acknowledge that I have carefully read this Release Agreement and understand and agree to all of its terms including the full and final waiver and release of claims set forth above. I further acknowledge that I have voluntarily entered into this Release Agreement, that I have not relied upon any representation or statement, written or oral, other than those set forth in this Release Agreement, and that I have been advised that I should consult with an attorney before signing this Release Agreement and have had an opportunity to consult with an attorney if I wished to do so. I

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acknowledge that I have been provided with twenty-one (21) days to consider this Release Agreement and seven (7) days to revoke my signature of this Release Agreement.
Agreed and accepted:

_____________________________________            Date
________________________

WITNESS:
______________________________________            Date _______________________
THIS IS A LEGAL RELEASE AGREEMENT, AND COVENANT NOT TO SUE.
READ CAREFULLY BEFORE SIGNING.

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